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                                  EXHIBIT 99.1

                          FRIEDE GOLDMAN HALTER, INC.



                                                                   PRESS RELEASE
                                                           For immediate release


              FRIEDE GOLDMAN HALTER ANNOUNCES RECENT DEVELOPMENTS

GULFPORT MS, MARCH 5, 2001 - Friede Goldman Halter, Inc. (NYSE: FGH) (the "Company") announced today that Ocean Rig ASA has commenced arbitration proceedings in London against Friede Goldman Halter, Inc., and Friede Goldman Offshore, Inc., under the Completion Contracts, as amended, for the outfitting of Ocean Rig's two Bingo 9000 semi-submersible drilling rigs.

Separately, FGH announced that it has been advised by its lenders under its $110 million credit facility that the Company has violated certain of the covenants in the loan agreement. The Company disputes the lenders' assertions and has been in negotiations with the lenders regarding the parties' outstanding issues. There can be no assurance, however, that the Company and the lenders will reach a mutually agreeable resolution of those issues.

Friede Goldman Halter is a world leader in the design and manufacture of equipment for the maritime and offshore energy industries. Its operating units are Friede Goldman Offshore (construction, upgrade and repair of drilling units, mobile production units and offshore construction equipment); Halter Marine (construction of vessels for commercial and governmental markets); FGH Engineered Products (design and manufacture of cranes, winches, mooring systems and other types of marine equipment); and Friede & Goldman Ltd. (naval architecture and marine engineering).

           FOR INFORMATION REGARDING THIS OR ANY OF OUR PRESS RELEASES, CONTACT:
                                                                CHRIS CUNNINGHAM
                                 Investor Relations and Corporate Communications
                                                                  (228) 897-4987
                                                            c.cunningham@fgh.com
                                                            --------------------
                                                                     www.fgh.com

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Note: This press release includes certain statements that may be deemed to be
"forward-looking statements" within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Friede Goldman Halter expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by Friede Goldman International Inc. in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Friede Goldman Halter and which are discussed in Friede Goldman Halter's Registration Statement on Form S-1 and the 1999 Annual Report on Form 10-K. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.